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                                                                    Exhibit 23.2


                          INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in the registration statements of United Shipping & Technology, Inc. on Form S-3 (File No. 333-31414), Form S-8 (File No. 333-40230), Form S-8 (File No. 333-30228), Form S-8 (File No.
333-06269) and Form S-3 (File No. 333-34411) of our report dated August 13, 1999, relating to the consolidated statements of operations, shareholders' (deficit) equity and cash flows of United Shipping & Technology, Inc. and Subsidiaries for the year ended June 30, 1999, which report appears in this June 30, 2001, annual report on Form 10-KSB of United Shipping & Technology, Inc.


                                       /s/ Lurie Besikof Lapidus & Company, LLP
                                       Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
October 9, 2001